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                                                                   Exhibit 10.42



                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of October 27, 1999, is between U. S. Plastic Lumber Corporation., a Nevada corporation or any of its affiliates, subsidiaries, or sister companies (the "Company"), and Mark S. Alsentzer (the "Executive").

                                    RECITALS

         A. Executive has been employed as a principal executive officer of the Company, and as such has made a unique contribution to the business of the Company.

         B. The Board of Directors of the Company believes that the continued services of Executive would be of great value to the Company and desires retaining his services for a number of years.

         C. Executive is willing to accept employment by the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and of the mutual benefits herein provided, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.       TERM OF EMPLOYMENT.

         The Company shall employ Executive and Executive hereby accepts employment by the Company, on the terms and conditions herein contained, for a period of three (3) years commencing as of the date hereof and ending on the third (3rd) anniversary of the date hereof, subject to termination as hereinafter provided (the period from the date hereof through the third (3rd) anniversary of the date hereof or the date of such termination, as the case may be, being the "Employment Period"). The Employment Period shall automatically continue and be renewed on a year to year basis after the completion of the third anniversary, unless one party provides the other with written notice at least 90 days prior to the end of each respective Employment Period that this Agreement is being terminated.

2.       DUTIES.

         (a) GENERAL DUTIES. During the Employment Period, Executive shall serve the Company and its subsidiaries in a senior executive position, for the duration of the Employment Agreement, with such duties consistent therewith, and shall perform such other services for the Company and its subsidiaries consistent with the position of a senior executive officer, as may be reasonably assigned to him from time to time by the Board of Directors of the Company.

         (b) PRIMARY ACTIVITY. During the Employment Period, Executive shall devote his full business efforts, time and energy to the interests and business of the Company and its parent, subsidiaries and affiliates; however, Executive shall be excused from performing any services for the Company hereunder during periods of temporary illness or incapacity and during reasonable vacations, and Executive may devote a reasonable amount of time to the handling of his personal affairs, without thereby in any way affecting the compensation to which he is entitled hereunder. Although it is acknowledged that the duties of a senior executive officer may require from time to time attention to business at times other than normal business hours, it is intended by the parties


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hereto that Executive shall perform his duties hereunder during normal business hours. During the Employment Period, Executive shall, to the best of his skill and ability, use his best efforts and endeavors to the extension and promotion of the business of the Company and its subsidiaries, to the proper servicing of such business and to the protection of the good will of such business, both as now enjoyed and hereafter acquired.

         (c) LOCATION AND TRAVEL. During the Employment Period, Executive's business office shall be located (and his duties shall generally be performable) at either the Mt. Laurel, New Jersey office or the corporate headquarters in Boca Raton, FL or such other location as reasonably determined by the Company. Executive agrees to travel for business purposes in a reasonable amount for reasonable lengths of time, commensurate with Executive's senior executive position.

3.       COMPENSATION.

         As full compensation to Executive for performance of his services hereunder, the Company agrees to pay Executive and Executive agrees to accept the following salary and other benefits during the Employment Period:

         (a) SALARY. The Company shall pay Executive a salary at the annual rate of $280,000 per year or such greater annual rate of compensation as the Board of Directors of the Company may from time to time determine ("Base Salary"). The Base Salary due Executive hereunder shall be payable in equal bi-weekly installments, less any amounts required to be withheld by the Company from time to time from such salary under any applicable federal, state or local income tax laws or similar laws then in effect.

         (b) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Executive for all expenses properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board of Directors of the Company. The Company shall further provide Executive with a monthly stipend of $3,000 per month as reimbursement for living expenses so Executive can maintain a home near the corporate headquarters.

         (c) FURTHER BENEFITS. Executive shall be entitled to participate in any health, accident, retirement or similar employee benefit plans provided by the Company generally to its employees to the extent commensurate with the participation therein of executives of the Company. Executive shall be entitled to participate in any present or future bonus, insurance, pension, retirement, profit sharing or other compensation or incentive plans adopted by the Company, for the general and overall benefit of executives of the Company, the extent and manner of participation to be determined by the Board of Directors of the Company. The benefits provided in this subsection (c) shall be in addition to the compensation and benefits provided in the other subsections of this Section 3.

         (d) OFFICES. Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of the Company's subsidiaries, provided, however, that Executive shall not be required to serve as an officer or director of any subsidiary if such service would expose him to adverse financial consequences.

         (e) VACATION. The Executive shall be entitled to three (3) weeks vacation per year.





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4.       RESTRICTIONS AGAINST COMPETITION, SOLICITATION, SERVICING, AND
         DIVULGING CORPORATE CONFIDENTIAL DATA

         (a) COVENANT NOT TO COMPETE. As a material inducement to sign this Agreement, the Executive agrees that as long as he is an employee of the Company, he will not Compete with the Company and, further, that he will not Compete with the Company during the one (1) year period beginning on the date of termination of this Agreement. During the Employment period and the two year period subsequent to termination, the Executive shall not within the United States directly or indirectly, either for Executive's own account, or as a partner, shareholder ( other than shares regularly traded in a recognized market), officer, director, employee, agent, consultant or otherwise, be employed by connected with, participate in, consult or otherwise associate with any other business, enterprise or venture that is the same as, similar to or competitive with the Company. During employment and for a period of one year thereafter, the Executive shall not, directly or indirectly, solicit for employment or employ any employee of the Company.

         (b) COVENANT NOT TO SOLICIT OR SERVICE. The Executive acknowledges and agrees that the Company's parent has spent significant amounts of time and money purchasing Company and in the development of a list of its Customers, which list is not available to the general public or the Company's ordinary employees, and that this list contains other information about the customers not available to the general public and that the Executive will be privileged to this list. The Executive also acknowledges and agrees that many of the Customers on this list do not have an advertised place of business, the Company's competitors could not recreate this list without substantial efforts, and the Company's business would be irreparably and greatly damaged by the use of this information other than for its benefit. Therefore, as a material inducement to theto enter into this Agreement, the Executive will not solicit or do business with, or attempt to solicit or do business with, directly or indirectly any of the Company's Customers except on the Company's behalf and will not solicit or do business with or attempt to solicit or do business with, directly or indirectly, any of the Company's Customers during the tone (1) year period beginning on the termination of this Agreement.

         (c) COVENANT NOT TO VIOLATE CORPORATE CONFIDENCES. The Executive will have access to and will become aware of confidential information and trade secrets including Customer data, files, business secrets, and business techniques not generally available to the public, and this confidential information has been compiled by the Company, and its parent, its subsidiaries and affiliates, at great expense and over a great amount of time. The parties acknowledge that this confidential information gives the Company a competitive advantage over other businesses in its field of endeavor and that the Company's business will be greatly and irreparably damaged by the release or use of this confidential information outside of its own business. Therefore, as a material inducement to signing this Agreement, the Executive will not, while he is a Stockholder of U.S. PLASTIC LUMBER CORP. or an employee of the Company, or during the one (1) year period beginning on the termination of this Agreement, either disclose or divulge this confidential information to anyone or use this confidential information in any manner to Compete with the Company. A partial list of this confidential information may be included as a schedule to the original of this Agreement maintained by the Company's Secretary, and all parties agree and acknowledge that this list, as amended from time to time, is true and accurate, but that it is not necessarily a complete list of such information, and that the restrictions in this Section shall apply to all such information and not merely to the information listed on such schedule.

         (d) ENFORCEMENT. The Company may enforce the provisions of this section by suit for damages, injunction, or both.

                  (i) The Company would be irreparably injured by the breach of any provision of this Section, and money damages alone would not be an appropriate measure of the harm to the Company from such continuing breach. Therefore, equitable relief,



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         including specific performance of these provisions by injunction, would be an appropriate remedy for the breach of these provisions.

                  (ii) Money damages will be appropriate with respect to any past breach of any provision of this Section. Therefore, in case of any breach of this Section, the breaching party shall render a full and complete accounting of the gross receipts, expenses, and net profits that have resulted from such breach and shall be liable for money damages equal to twenty-five percent (25%) of the gross amount derived by such breaching party from all transactions in breach of this Section, such amount representing the amount of profit the Company could have derived from its own transaction of such business.

                  (iii) Should a court of competent jurisdiction determine that equitable relief is not available to remedy the continuous breach of any or all of the provision of this Section, an amount of liquidated damages shall be paid to the Company by the breaching party equal to twenty-five percent (25%) of the gross amount derived by such breaching party from all transactions in breach of this Section, such amount representing the amount of profit the Company could have derived from its own transaction of such business.

                  (iv) If this Agreement is terminated for any reason whatsoever, not renewed or extended, the provisions of this Agreement shall survive and shall be in full force and effect for the period commencing from the date of actual termination of employment of the Executive.

                           (a) DEFINITIONS. For the purposes of this Agreement,
                  the following definitions are applicable:

                                    (1) "COMPETE." "To Compete" and "to Compete
                           with the Company" both mean to engage in the same or any similar business as the Company in any manner whatsoever, including competing as a proprietor, partner, investor, stockholder, director, officer, employee, consultant, independent contractor, or otherwise, within the United States.

                                    (2) "CUSTOMER." A "Customer" of the Company
                           is any person for whom it has performed or attempted to perform services or sold or attempted to sell any product or service, whether or not for compensation, and regardless of the date of such rendition, sale, or attempted rendition or sale. A partial list of the Company's Customers may be included as a schedule to the original of this Agreement maintained by the Company's Secretary, and all parties agree and acknowledge that this list, as amended from time to time, is true and accurate, but that it is not necessarily a complete list of the Customers and that the restrictions in this section shall apply to all of the Customers and not merely to those listed on such schedule.



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5.       TERMINATION OF AGREEMENT.

         (a) EVENTS OF TERMINATION. The Employment Period shall cease and terminate upon the earliest to occur of the events specified below:

                  (i) The close of business on the third (3rd) anniversary of the date hereof in the event one party provides written notice to the other of their desire not to have this Agreement automatically renew for a one year period;

                  (ii) the death of Executive;

                  (iii) termination of Executive's employment for Cause. For the purpose of this Agreement, the Company shall have "CAUSE" to terminate Executive's employment hereunder upon (A) the failure by Executive to substantially perform his duties hereunder, other than any such failure resulting from incapacity due to physical or mental illness, (B) the engaging by Executive in gross negligence or willful misconduct injurious to the Company, (C) the violation by Executive of the provisions of Section 4 hereof, or (D) the conviction of Executive of a felony of a crime involving moral turpitude.

                  (iv) the election by Executive to terminate his employment hereunder upon 120 days prior written notice;

                  (v) the election by the Company to terminate Executive's employment hereunder; or

                  (vi) the permanent disability of Executive. For the purpose of this Agreement, the "permanent disability" of Executive shall mean Executive's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the services to the Company contemplated hereby for a continuous period of 150 days or for 180 days out of a continuous period of 300 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

                  (vii) upon the occurrence of a change in control of U.S. Plastic Lumber Corporation. A change in control is deemed to occur (i) if Executive is no longer President and CEO of USPL; or (ii) if any person, other than Stout Partnership, shall acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of the issued and outstanding stock of USPL (except that no Change in Control shall be deemed to have occurred if the persons who are stockholders of USPL immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (iii) have the power (whether as result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of the majority of the Board. A "person" for this purpose shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act) and a person shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Exchange Act.

         (b) COMPENSATION UPON TERMINATION. If the Employment Period shall cease and terminate hereunder:

                  (i) pursuant to subsection (a)(i), (a)(ii), (a)(iii), (a)(iv), or (a)(vi) of this Section 5, the Company shall pay to Executive (or his estate in the case of subsection (a)(ii)) his



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         Base Salary pursuant to Section 3(a) hereof and the reimbursable expenses incurred under Section 3(b) hereof through the date of termination. The Company shall have no additional or further liability to Executive hereunder; or

                  (ii) pursuant to subsection (a)(v) and (vii) of this Section 5, the Company shall (A) pay to Executive his Base Salary pursuant to
         Section 3(a) hereof and the reimbursable expenses incurred under
         Section 3(b) hereof through the date of termination, (B) pay to Executive an amount equal to his then current annual Base Salary multiplied by 200%, such amount to be payable in one lump sum, less any amounts required to be withheld by the Company under any applicable federal, State or local income tax laws or similar laws then in effect, and (C) continue for a period of two years from the date of termination (but only if permitted by the applicable plan) all fringe benefits to which Executive is then entitled pursuant to Section 3(c) hereof (including payment for any benefits to which Executive would be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, the benefit period with respect to which shall commence on the date of termination); PROVIDED, HOWEVER, that the Employment Period shall be deemed to have expired on the date of termination for the purposes of any vesting period.

                  (iii) upon termination for any reason other than for cause, all stock options granted to Employee shall immediately vest in full.

         (c) EFFECT OF TERMINATION. This Agreement and all liabilities and obligations of the parties hereto hereunder shall cease and terminate effective upon any termination of the Employment Period permitted by this Agreement; provided, however, that Executive's obligations under Section 4 hereof shall survive any such termination.

         (d) REMEDIES. Nothing herein contained shall be construed as prohibiting any party hereto from pursuing any other remedies available to it for any breach of any provision hereof.

6.       ASSIGNMENT.

         This Agreement shall not be assigned by either party hereto, except that the Company shall have the right to assign its rights hereunder to any direct or indirect subsidiary of the Company, any successor in interest of the Company whether by merger, consolidation, purchase of assets or otherwise, and any person controlling or which controls or is under common control with the Company, any such subsidiary or any such successor; provided, however, that any such assignment shall not relieve the Company of any of its obligations hereunder.

7.       NOTICES.

         All notices requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

         (a)      If to the Company:
                           Bruce C. Rosetto, Vice President and General Counsel
                           2300 Glades Rd.   Suite 440 W
                           Boca Raton, FL  33431

         (b)      If to Executive, addressed to:
                           Mark S. Alsentzer
                           604 Creek Lane
                           Flourtown, PA  19031

Addresses may be changed by notice in writing signed by the addressee.



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8.       INVENTIONS.

         Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within one year thereafter and which are related to the business or activities of the Company. Employee hereby assigns and agrees to assign all his interest therein to Company or its nominee. Whenever requested by the Company, Employee shall execute any and all applications, assigns or other instruments that Company shall deem necessary to apply for and obtain Letters of Patents of the United States or any foreign country or to otherwise protect Company's interest therein. These obligations shall continue beyond termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment or within one year thereafter, and shall be binding upon Employee's heirs, assigns, executors, administrators and other legal representatives.

9.       RETURN OF PROPERTY.

         All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to Employee by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by Employee which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without respect upon completion or other termination of Employee's employment hereunder for any reason.

10.      REPRESENTATIONS OF EMPLOYEE.

         Employee represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by Employee and his provision of services to the company and the performance of his obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify Company for any claim, including but not limited to attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between Employee and such third party.

11.      MISCELLANEOUS.

         This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. Any prior employment agreement between the Company and Executive shall be deemed to be superseded for all purposes by this Agreement and, upon the execution and delivery of this Agreement by Executive and the Company, any such prior





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employment agreement shall be deemed to be canceled and of no further force or effect. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to limit or otherwise effect the meaning hereof. If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Witnesses:                                "COMPANY"


                                          By:  /s/ Bruce C. Rosetto
--------------------------                   ----------------------------------
                                             Bruce C. Rosetto
                                             Vice President and General Counsel



                                          "EXECUTIVE"



                                          /s/ John W. Poling
--------------------------                -------------------------------------
                                          John W. Poling





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